EXHIBIT 10.44

MERIX CORPORATION

Corporate Headquarters

15725 SW Greystone Ct., Suite 200

Beaverton, OR 97006

Date

Name

Address

City, State ZIP

Re:                      AMENDMENT TO EXECUTIVE SEVERANCE

     AND NONCOMPETITION AGREEMENT

Dear _________:

We have been advised by outside legal counsel that the following changes to your Executive Severance and Noncompetition Agreement with Merix Corporation, an Oregon corporation (the “Company”), dated ____________ (the “Agreement”), are advisable under Section 409A of the Internal Revenue Code (“Section 409A”).  Please review this amendment, and if you agree with it, please execute, date and return it to me.

The Agreement is amended to read as follows effective January 1, 2009:

1.           Section 2 is hereby amended in its entirety to read as follows:

“2.           Release of Claims:

 In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive agrees to execute, deliver to Merix and not revoke a Release of Claims in the form attached as Exhibit A ("Release of Claims") within sixty (60) days after the Executive’s separation from service within the meaning of Section 409A (the “Release Deadline”), which will be delivered to Executive on the date of Executive’s separation from service.”

2.           Section 3.1 is hereby amended in its entirety to read as follows:

“3.1           As severance pay and in lieu of any other compensation for periods subsequent to the date of Termination of Executive's Employment, Merix shall pay Executive, in a single lump sum payment, after Executive’s separation from service, on the ninth day following execution of the Release of Claims without revocation, an amount in cash equal to six (6) months of Executive's annual base pay at the greater of the rate in effect immediately prior to the date of Termination of Executive's Employment or the rate on December 31, 2008.”

3.           The following sentence is added at the end of Section 3.2:

“3.2            This payment shall be made at the same time as the payment made in Section 3.1.”

4.           The fourth sentence in Section 3.3 is hereby amended in its entirety to read as follows:

“The payment amount shall be calculated at the end of the incentive period and the amount shall not be due and payable by Merix to Executive until the date that all awards are payable to other eligible employees after the close of the incentive period, but, in any case, within the short-term deferral period described in Treasury Regulation Section 1.409A-1(b)(4).”

5.           Section 3.4 is hereby amended in its entirety to read as follows:

“3.4            Merix will pay $12,500 to Executive, which Executive may use to purchase career counseling assistance or for other purposes.  This payment shall be made at the same time as the payment made under Section 3.1.”

6.           Section 4.1 is amended in its entirety to read as follows:

“4.1           Following Executive’s separation from service, Merix shall pay Executive, in a single payment on the ninth day after execution of the Release of Claims without revocation, an amount in cash equal to one year of Executive’s annual base pay at the greater of rate in effect immediately prior to the date of Termination of Executive’s Employment or the rate on December 31, 2008.”

7.           Section 4.3 is hereby amended in its entirety to read as follows:

“4.3            Merix shall maintain in full force and effect, at its sole cost and expense, for Executive's continued benefit for a period terminating 18 months after the date of Executive's separation from service, a life insurance policy insuring Executive's life with coverage equal to two times Executive's annual base pay in effect immediately prior to Termination of Executive's Employment, provided that Executive's continued participation is possible under the general terms and provisions of such policy.  To the extent that the life insurance coverage is not exempt from Section 409A, or to the extent that it is not possible to provide coverage to the Executive, then Merix shall make a lump-sum payment to Executive equal to the total premiums that would have been paid by Merix for such 18-month period.  The maximum amount that Merix shall be obligated to pay pursuant to this Section 4.3 in premiums and payments to Executive shall be $5,000.  This payment shall be made at the same time as the payment made under Section 3.1.”

8.           The following new paragraph is hereby added to the end of Section 4.6:

“Any reduction made pursuant to this Section 4.6 shall be made in accordance with the following order of priority: (x) first, Full Credit Payments (as defined below) will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment to be reduced (with reductions made pro-rata in the event payments are owed at the same time) and (y) second, Partial Credit Payments (as defined below) will be reduced in a manner such as to obtain the best economic benefit for Executive (with reductions made pro-rata if economically equivalent).  "Full Credit Payment" means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the IRC) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax.  "Partial Credit Payment" means any payment, distribution or benefit that is not a Full Credit Payment. For clarification purposes only, a "Partial Credit Payment" would include a stock option as to which vesting is accelerated upon an event that triggers the excise tax, where the in the money value of the option exceeds the value of the option acceleration that is added to the parachute payment.”

9.           Section 8 is hereby amended in its entirety to read as follows:

“8.           Other Agreements.

 This Agreement replaces and supersedes any severance agreement or other similar agreement between Executive and Merix entered into prior to the date of this Agreement.”

10.           Section 9.1 is hereby amended in its entirety to read as follows:

“9.1           Termination of Executive's Employment.

 “Termination of Executive's Employment” means that Merix has terminated Executive’s employment with Merix (including any subsidiary of Merix).  For purposes of Section 3, Termination of Executive's Employment shall include termination by Executive on account of a material diminution in Executive’s authority, duties or responsibilities or by a material decrease in Executive’s annual base compensation, provided Executive notifies Merix thereof within 60 days of the occurrence thereof and Merix fails to cure within 30 days of receipt of such notice.  For purposes of Section 4, Termination of Executive's Employment shall include termination by Executive, within 24 months of a Change of Control, by written notice to Merix referring to the applicable paragraph of Section 9.1, for "Good Reason" based on:

(a)           a material diminution in the authority, duties or responsibilities of Executive after the Change of Control when compared to Executive's authority, duties or responsibilities prior to the Change of Control; provided that Good Reason shall not exist if Executive continues to have the same or a greater general level of responsibility for the former Merix operations after the Change of Control as Executive had prior to the Change of Control where the former Merix operations are a subsidiary or division of the surviving company;

(b)           a material diminution by Merix or the surviving company in Executive's annual base pay as in effect immediately prior to the Change of Control;

(c)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including but not limited to a requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of Merix or the surviving company (or similar governing body with respect to an entity other than a corporation), if the Executive reported directly to the board of directors of Merix immediately prior to the Change of Control;

(d)           a requirement by Merix or the surviving company that Executive be based more than 50 miles from where Executive's office is located immediately prior to the Change of Control;

(e)           a material diminution in the budget over which the Executive retains authority;

(f)           the failure by Merix to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Merix ("Successor") the assent to this Agreement contemplated by Section 10 hereof, but only in the case where this Agreement is not assumed by the Successor by the operation of law; or

(g)           any other action or inaction that constitutes a material breach by Merix or a Successor of the agreement under which Executive provides services.

(h)           Notwithstanding the foregoing, Termination of Executive’s Employment shall not constitute “Good Reason” if Executive does not provide Merix with written notice of “Good Reason” within 60 days after the occurrence of one or more of the events described in subparagraphs (a) through (g) above, provided, further, that Merix must fail to remedy such condition within 30 days after receipt of such notice in order for “Good Reason” to exist.”

11.           Section 10.1 is hereby amended in its entirety to read as follows:

“10.1            This Agreement shall be binding on and inure to the benefit of Merix and its Successors and assigns.  Upon Executive's written request, Merix will seek to have any Successor, by agreement, assent to the fulfillment by Merix of its obligations under this Agreement.”

12.           Section 12 is hereby amended in its entirety to read as follows:

“12.           Governing Law; Arbitration.

 This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon.  Any dispute or controversy arising under or in connection with this Agreement, or the breach thereof, shall be settled exclusively by arbitration under the Mutual Agreement to Arbitrate Claims signed by the Executive, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.  Notwithstanding any provision in the Mutual Agreement to Arbitrate Claims, Merix shall pay all arbitration fees and reasonable attorney's fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under this Agreement in the event of a Termination of Executive's Employment within 24 months following a Change of Control.  Such payment shall be made no later than March 15 following the year in which such fees and expenses are incurred, and (i) the fees and expenses paid during any calendar year shall not affect the fees and expenses to be paid in any other calendar year; (ii) the right to payment of such fees and expenses will not be subject to liquidation or exchange for another benefit; and (iii) payments in the form of reimbursement shall in no event be made later than the end of the calendar year following the calendar year in which the expense was incurred.  Notwithstanding the foregoing, any dispute or controversy arising under or in connection with Section 6 of this Agreement or a breach thereof shall be settled in accordance with the terms of Section 6.7 of this Agreement.”

13.           Section 14 is hereby renumbered as Section 15 and the following new Section 14 is hereby added after the end of Section 13:

“14.           Section 409A.

Notwithstanding anything to the contrary set forth in this Agreement, payments under this Agreement will be paid on the first business day immediately following the Release Deadline or such later time set forth in this Agreement; provided, however, that this paragraph shall not apply to payments under this Agreement that are exempt from Section 409A.

 The compensation and benefits payable under this Agreement are intended to be exempt from Section 409A to the maximum extent permissible under Treasury Regulation Section 1.409A-1(b)(9)(iii).  In that regard, this Agreement shall be interpreted and operated in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii), including the requirement that all payments and benefits hereunder be paid solely upon Executive’s involuntary separation from service (within the meaning of Treasury Regulation Section 1.409A-1(n)) and no later than the end of the second calendar year following the calendar year in which Executive’s separation from service occurs.  However, to the extent that any payments or benefits hereunder paid in connection with Executive’s separation from service are not exempt from Section 409A and Executive is a “specified employee” (within the meaning of Section 409A) on the date of the Executive’s separation from service, then payment of such non-exempt payments and benefits shall not be made until the date that is six (6) months and one day after the Executive’s separation from service (or, if earlier, death), with any payments that are required to be delayed being accumulated during the applicable delay period and paid in a lump sum on the first business day following the end of the applicable delay period.  For purposes of the preceding sentence, it is intended that amounts up to the dollar limit set forth Treasury Regulation Section 1.409A-1(b)(9)(iii) shall be exempt from Section 409A and not subject to such delay.

Merix makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.”

[Signature Page Follows]

Very truly yours,

MERIX CORPORATION

By:  ________________________
[NAME]

[TITLE]

ACCEPTED AND AGREED:

[EMPLOYEE]

(Signature)

Date